                                                                   EXHIBIT 10.22

                        RESEARCH AND LICENSE AGREEMENT

     THIS RESEARCH AND LICENSE AGREEMENT ("Agreement"), effective as of the last date signed ("Effective Date") by and between MEGABIOS CORP., a California corporation having its principal place of business at 863A Mitten Road, Burlingame, California 94010 ("MEGABIOS")

                                      AND

     ELI LILLY AND COMPANY, a corporation organized under the laws of the State of Indiana having its principal place of business at the Lilly Corporate Center, Indianapolis, Indiana, 46285 acting through its division Lilly Research Laboratories ("LILLY").

                                   Recitals
                                   --------

     1. LILLY is in the business of developing, manufacturing and marketing pharmaceutical and animal health products.

     2.   LILLY has certain rights pertaining to the BRCA1 Gene.

     3. MEGABIOS has expertise in lipid-based gene delivery and expression, and in the production and pre-clinical development of gene-based therapeutics.

     4. LILLY AND MEGABIOS desire to collaborate in research regarding lipid-based gene delivery of the BRCA1 Gene.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter recited, the parties agree as follows:


                                   Article I
                                   ---------
                                  Definitions
                                  -----------

     Section 1.1.  General.  When used in this Agreement, each of the following
     ------------  -------
terms shall have the meaning set forth in this Article.

     Section 1.2.  "Affiliate" means (a) any corporation or business entity,
     ------------
other than Competitive Distributors, of which LILLY or MEGABIOS, at the time in question, directly or indirectly owns or controls fifty percent (50%) or more of the stock having the right to vote for directors thereof or otherwise controls the management of the corporation or business entity, or (b) any corporation, individual or business entity which now or hereafter directly or indirectly owns or controls fifty percent (50%) or more of the stock of LILLY or MEGABIOS having the right to vote for directors thereof. Competitive Distributors shall mean entities, owned or directly or indirectly controlled by LILLY through ownership of at least fifty percent (50%) of the stock normally entitled to vote for election of directors, that purchase Products for resale and that also purchase pharmaceutical products from entities unrelated to LILLY; provided such purchases of Products are pursuant to arms' length transactions.

     Section 1.3.  "BLA" means with respect to any particular Product, the
     ------------
Biological License Application, or equivalent, filed with the FDA pursuant to the Food and Drug Cosmetic Act and the regulations thereunder and any other authoritative material that interprets such Act with respect to that Product, together with all additions, deletions and supplements thereto or any similar filing necessary for marketing or commercialization.

     Section 1.4. "BRCA1 Gene" means the nucleotide sequence [ * ].
     ------------

     Section 1.5. "Delivery Technology" means technical information,
     ------------
inventions, materials, data and know-how that relate to Lipid-based gene delivery systems.

     Section 1.6. "Field" means the use of Lipid-based gene delivery systems
     ------------
for the delivery of BRCA1 Gene to human cells.

     Section 1.7. "Formulation" means a specific formulation, developed in
     ------------
the course of the Project, of components containing at least the BRCA1 Gene and a Lipid, characterized by [ * ] included in the formulation.

     Section 1.8.  "FTE" means a full time equivalent scientific person year or
     ------------
a total of forty-seven (47) weeks or one thousand eight hundred eighty (1,880) hours per year of scientific work on or directly related to the Project (or, for purposes of Section 4.3, the Manufacturing Transfer), carried out by a MEGABIOS employee ("MEGABIOS FTE"), having at least a Bachelors Degree in a science. Scientific work on or directly related to the Project to be performed by MEGABIOS employees can include, but is not limited to, experimental laboratory work, recording and writing of results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff, and carrying out Project management duties. The Research Plan lists the initial schedule of key employees that shall be responsible for scientific work under the Project. The parties acknowledge that, from time to time, such schedule may change to meet the needs of the Project, however, under no circumstances shall less then [ * ] of the employees assigned to the Project by MEGABIOS have an educational level less then [ * ] level except, in the case where the Project's focus is primarily manufacturing or as the Committee may otherwise deem appropriate.

     Section 1.9.  "GLP" shall mean the current Good Laboratory Practice
     ------------
Standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including those procedures expressed or implied in the regulatory filings made with respect to the Product with the FDA or foreign regulatory agents.

     Section 1.10. "GMP" shall mean the current Good Manufacturing Practices
     -------------
Standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), and all additional procedures

[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

expressed or implied in the regulatory filings made with respect to the Product with the FDA or foreign regulatory authorities.

     Section 1.11.  "LILLY Information" means all confidential and/or
     -------------
proprietary technical information, data, know-how, biological materials, and chemical substances (i) relating to the BRCA1 Gene for use in the Field and developed or acquired (with the right to disclose to third parties for their use) by LILLY prior to the Effective Date or (ii) developed or acquired by LILLY outside the scope of the Project after the Effective Date, but disclosed by LILLY to MEGABIOS for use in connection with the Project during the term of the Project. All information that is developed or acquired by LILLY during the term of the Project in connection with the Project that relates to the BRCA1 Gene or the Formulation, comprises Delivery Technology or is otherwise useful to the Project shall be Project Information and not LILLY Information. Subject to
Section 11.1, MEGABIOS acknowledges that notwithstanding the foregoing LILLY may acquire or develop information during the term of but outside the Project in connection with the BRCA1 Gene and useful in connection with the Project that LILLY may choose not to use in connection with the Project or that LILLY may be unable to disclose to MEGABIOS for use in connection with the Project due to present or future contractual arrangements with-third parties. MEGABIOS agrees that such information is specifically excluded from the definitions of LILLY Information or Project Information under this Agreement.

     Section 1.12. "LILLY Patent Right" means a Patent Right that is owned or
     -------------
controlled by LILLY and a Patent Right as to which LILLY has the right to grant licenses or sublicenses within the Field without violating the terms of any agreement or other arrangement with a third party. LILLY Patent Rights are specifically excluded from the definition of LILLY Information or Project Information under this Agreement. LILLY Patent Rights include LILLY's interest in Patent Rights claiming inventions included in Project Information, as determined under Section 4.2.

     Section 1.13. "Lipid" means [ * ] amphiphile having a hydrophilic headgroup and one or more attached hydrophobic moieties, including naturally occurring compounds, derivatives thereof, or compounds that do not occur in nature.

     Section 1.14. "MEGABIOS Information" means all confidential and/or
     -------------
proprietary technical information, data, know-how, biological materials, and chemical substances which are (i) useful for the development of the Formulation or otherwise related to the Project and developed or acquired (with the right to disclose to third parties for their use) by MEGABIOS prior to the Effective Date, or (ii) developed or acquired by MEGABIOS outside the scope of the Project after the Effective Date, but disclosed by MEGABIOS to LILLY for use in connection with the Project during the term of the Project. All information that is developed or acquired by MEGABIOS during the term of the Project in connection with the Project that relates to the BRCA1 Gene or the Formulation, comprises Delivery Technology or is otherwise useful to the Project shall be Project Information and not MEGABIOS Information. Subject to Section 11.1,
LILLY acknowledges that notwithstanding the foregoing MEGABIOS may acquire or develop information during the term of, but outside the Project related to Delivery Technology and possibly useful in connection with the Project that MEGABIOS may choose not to use in connection with the Project or that MEGABIOS may be unable to disclose to

[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

LILLY for use in connection with the Project due to present or future contractual arrangements with third parties. LILLY agrees that such information is specifically excluded from the definitions of MEGABIOS Information or Project Information under this Agreement.

     Section 1.15. "MEGABIOS Patent Right" means a Patent Right that is owned or
     -------------
controlled by MEGABIOS and a Patent Right as to which MEGABIOS has the right to grant licenses or sublicenses within the Field without violating the terms of any agreement or other arrangement with a third party. MEGABIOS Patent Rights are specifically excluded from the definitions of MEGABIOS Information or Project Information under this Agreement. MEGABIOS Patent Rights include MEGABIOS' interest in Patent Rights claiming invention included in Project Information, as determined under Section 4.2. A non-exhaustive list of potentially relevant MEBAGIOS Patent Rights in existence as of the Effective date is attached hereto as Appendix I.

     Section 1.16. "Net Sales" means, with respect to a product [ * ]by LILLY
     -------------
or a LILLY Affiliate or sublicensee to unrelated third parties for the Product (or as the case may be under Section 6.4, gross amount invoiced by MEGABIOS or MEGABIOS Affiliate or sublicensee), less the following [ * ].

     a. Trade, quantity and cash discounts [ * ].

     b. Discounts, refunds, rebates, chargebacks and retroactive price adjustments [ * ].

     c. Product returns and allowances for Product returns;

     d. That portion of the sales value (determined by the same methods described below for combination products) associated with [ * ].

     e. Any tax [ * ]

     f. Allowances for distribution expenses, [ * ]

     g. Any other similar, reasonable and customary deductions which are: [ * ]


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

     Such amounts shall be determined from the books and records of LILLY, its Affiliates or sublicensees [ * ] In the event that LILLY, its Affiliate(s), or sublicensee(s) distributes Products for commercial human therapeutic end use to itself or to another Affiliate, or sublicensee for commercial human therapeutic end use itself (e.g. an Affiliate hospital), then [ * ].

     In the event the Product is sold as part of a combination products including one or more active agents in addition to Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying [ * ] In the event that such average sale price cannot be determined for both the Product and the other product(s) separately, Net Sales of Products shall be determined by multiplying [ * ] If neither the Product nor the other product(s) are sold separately in finished form or the mechanics provided above are otherwise inapplicable, Net Sales of Products shall be determined [ * ].

     Section 1.17. "Patent Right" means a patent or patent application and all
     -------------
divisions, continuations, continuations-in-part, reissues, extensions, Supplementary Protection Certificates, foreign counterparts thereof, and any similar intellectual property that is owned or controlled by MEGABIOS or by LILLY, at least one claim of which covers the making, using or selling of the BRCA1 Gene, Delivery Technology or a Product.

     Section 1.18. "Phase I Clinical Trials" means human clinical trials
     -------------
conducted in subjects to establish the safety profile of a Product.

     Section 1.19. "Phase II Clinical Trials" means human clinical trials
     -------------
conducted in patients to establish proof of concept in the particular indication tested and clinical trials conducted in patients to establish proof of concept in the particular indication tested and clinical trials conducted in patients to achieve a statistically significant indication of efficacy in the particular indication tested, as well as to obtain some indication of the dosage regimen required.

     Section 1.20. "Phase III Clinical Trials" means large scale human clinical
     -------------
trials conducted in patients to establish product efficacy in the particular indication tested and required to obtain Product registration with health regulatory authorities.

     Section 1.21. "Product" means a product for use as a human therapeutic that incorporates a Formulation, in any form or dosage, for delivery by any route of

[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

administration. Product shall also include any Product the formulation contained in which has been modified or adjusted so as to be a "Modified Formulation" pursuant to Section 5.1(a).

     Section 1.22. "Project" means the collaborative research and development
     -------------
program to be conducted by MEGABIOS and LILLY in the Field in connection with this Agreement. The Project is described more fully in a research plan (the "Research Plan") that has been mutually agreed to and exchanged between the parties concurrent with the execution of this Agreement. The Research Plan may be modified by mutual agreement from time to time as provided in Section 2.4.

     Section 1.23. "Project Information" means all confidential and/or
     -------------
proprietary technical information, data, know-how, biological materials, chemical substances and inventions (patentable or unpatentable) (which, in the case of patentable inventions shall include inventions conceived in the course of and within the scope of the Project and reduced to practice during the Project or within [ * ] after its expiration) that are developed, discovered, invented or otherwise generated by MEGABIOS or LILLY in the course of the Project or are acquired by MEGABIOS or LILLY pursuant to Section 11.1, with the right to disclose to the other party for its use in connection with the Project; provided the same either: (i) relates to the BRCA1 Gene, Delivery Technology or the Formulation or (ii) is otherwise useful to the Project. MEGABIOS acknowledges that LILLY may acquire or develop information during the term of but outside the Project in connection with the BRCA1 Gene and useful in connection with the Project that LILLY may be unable to use in connection with the Project due to present or future contractual arrangements with third parties. MEGABIOS agrees that such information is specifically excluded from the definition of Project information under this Agreement. LILLY acknowledges that MEGABIOS may acquire or develop information during the term of, but outside the Project relating to Delivery Technology and possibly useful in connection with the Project that MEGABIOS may be unable to disclose to LILLY for use in connection with the Project due to present or future contractual arrangements with third parties. LILLY agrees that such information is specifically excluded from the definition of Project Information under this Agreement.

     Section 1.24. "Project Team Status" means [ * ].
     -------------

     Section 1.25. "Project Year" means a twelve-month period during the term of
     -------------
the Project. The first Project Year shall commence on the Effective Date.

     Section 1.26. "Valid Claim" means an unexpired, issued claim which has not
     -------------
been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country from which decision no appeal is taken or can be taken.


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                  Article II
                                  ----------

                  Staffing, Planning and Execution of Project
                  -------------------------------------------


     Section 2.1. Commencement and Reasonable Efforts. Upon the Effective Date,
     ------------ -----------------------------------
LILLY and MEGABIOS shall commence the work on the Project described in the Research Plan. Both parties will carry out their respective roles and use reasonable efforts in conducting work on the Project in order to achieve the research goals set forth in the Research Plan.

     Section 2.2. MEGABOIS Effort on the Project. During the first Project Year,
     ------------ ------------------------------
MEGABOIS shall devote [ * ] MEGABIOS FTEs to the Project. During the second Project year, MEGABIOS shall devote [ * ] MEGABIOS FTEs to the Project. If the Committee requests that any specific individual scientist be assigned to the Project, MEGABIOS will use reasonable efforts to assign such person to the team for at least [ * ], of his or her time. The names of the MEGABIOS key employees who are initially scheduled to work on the Project are set forth in the Research Plan. MEGABIOS will designate a project manager to serve as a primary contact to LILLY for day-to-day coordination of the Project. MEGABIOS' directors of each functional group will diligently oversee such group's activities related to the Project.

     SECTION 2.3. Steering Committee Formation. MEGABIOS AND LILLY shall each
     ------------ ----------------------------
have up to four (4) representatives serve as members of the Steering Committee (the "Committee"). The respective individual representatives for each party may be changed from time to time at the discretion of MEGABIOS or LILLY upon receipt of written notification to the other party by the party making the change, provided that any replacements shall be of the same general level of authority and experience as the original members of the Committee. Each party may designate advisory members to the Committee as each may reasonably deem appropriate, however, such members shall only serve in an advisory capacity and shall not have a vote in connection with decisions made by the Committee.

     Section 2.4. Steering Committee Responsibilities. MEGABIOS and LILLY
     ------------ -----------------------------------
have agreed upon an initial plan for research tasks to be completed in the first Project Year under the Project as set forth in the Research Plan. The Committee shall: 1) review and approve all plans for research to be done under the Project, and 2) review all results of work done under the Project.

     The Committee shall meet at least once each calendar quarter, or from time to time as agreed to by the Committee. At these meetings, the Committee will. 1) review the Project, and 2) modify the scope and goals of the Project if the Committee deems it necessary, and reallocate resources in accordance with such modification, provided that the research program shall not be reduced below the minimum number of MEGABIOS FTEs provided in Section 2.2 in any Project Year unless the parties mutually agree otherwise. The Committee must approve any modification to the scope and goals of the Project described in the Research Plan (including any extra costs arising form work with third parties) and prepare an appropriate written modification to the Research Plan for signature by both parties' Committee representatives. Decisions with regards to the Project shall require a unanimous approval of the Committee.


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

     Section 2.5. Conduct of Studies. All work done in connection with the
     ------------ -------------------
Project shall be carried out in compliance with any federal, state, or local laws, regulations, or guidelines governing the conduct of research at the site where such work is being conducted. In addition, any laboratory animals covered by this Agreement shall be provided humane care and treatment in accordance with the most acceptable current veterinary practices.

     Section 2.6. LILLY's Collaboration Work. LILLY will assign such personnel
     ------------ ---------------------------
as it deems appropriate in connection with the Project.

     Section 2.7. Treatment of Chemical and Biological Materials. Each party
     ------------ -----------------------------------------------
agrees that it will not transfer to any third party the other party's chemical or biological materials, unless a duly authorized representative of the other party agrees in writing. Subject to Sections 4.2 and 7.1, such a transfer may be made to any biological material depository for patent or other purposes in accordance with this Agreement, or as required by law to any government agency or body.

     Section 2.8. Safety Concerns. Each party agrees to provide the other with
     ------------ ----------------
handling instructions, including all safety information known to such party relating to chemical and biological material to be transferred to the other party. This will include, but not to be limited to, all applicable Material Safety Data Sheets (MSDS).

     Section 2.9. Clinical Development and Marketing. Except as otherwise
     ------------ -----------------------------------
provided in this Agreement or as LILLY and MEGABIOS may agree in writing, LILLY, at its sole discretion, shall have the exclusive right (and the funding and other responsibilities related thereto) to handle either directly or through third parties of its choice (subject to Sections 2.10 and 4.3 below) all matters related to the Product after pre-clinical development including, but not limited to, clinical development, regulatory registrations and filings, manufacturing and commercialization of any Product under the terms of this Agreement. LILLY may also, in its sole discretion, conduct further preclinical studies (including toxicology studies) beyond those provided for in the Research Plan. LILLY agrees to provide MEGABIOS with all data and information generated in such further preclinical studies conducted by LILLY on Products, subject to the confidentiality provisions of Article VII. For avoidance of any doubt, LILLY may, in its sole discretion, discontinue clinical development and the obligations related thereto if it deems it appropriate at anytime, subject to the terms of this Agreement, including but not limited to Section 5.2(b) and Articles III and VIII. LILLY shall notify MEGABIOS upon its decision to discontinue development or commercialization efforts with respect to any Product, and Lilly's license under Section 5.1 shall terminate with respect to any such Product.

     Section 2.10. Manufacturing. Except as otherwise provided in this
     ------------- --------------
Agreement, the Research Plan or as LILLY and MEGABIOS may agree in writing, MEGABIOS shall be responsible for the development, manufacture and supply of Product material for preclinical testing and toxicology studies and material suitable for use in Phase I Clinical Trials as contemplated under this Agreement; [ * ] LILLY shall review, prior to Committee approval, all protocols for toxicology studies conducted under the terms of the Research Plan. All applicable manufacturing and toxicology facilities (and materials made under this Agreement) shall comply with and be operated in accordance with all applicable GMP, GLP, requirements specified in the IND, and


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

other regulatory requirements. LILLY shall have the right to audit all manufacturing and toxicology facilities described herein, including procedures and practices, to verify their conformance with applicable GMP, GLP and other regulatory requirements. MEGABIOS shall comply with all applicable governmental requirements, and shall provide LILLY with all information pertinent to regulatory approvals for manufacturing facilities. Additionally, a Manufacturing Requirements Document will be developed and agreed to prior to the manufacture and supply of the first Phase I Clinical Trial Product material. An outline of the initial content for the Manufacturing Requirements Document is included in Appendix II. MEGABIOS shall provide to LILLY, in the format reasonably specified by LILLY, all information related to the chemistry manufacture and control of the Product required for regulatory submissions. Notwithstanding the foregoing, such manufacture and supply by MEGABIOS, together with other activities under the Project, shall not require expenditure by MEGABIOS beyond the funding provided in Section 3.1 below. MEGABIOS will operate under cGMP control which is appropriate to its Phase I clinical trial manufacturing activity, as described in the FDA Guideline on the Preparation of Investigational New Drug Products (Human and Animal), March 1991, or any applicable successor thereto. MEGABIOS will supply product manufactured in accordance with current GMP's and in compliance with the requirements and specifications in LILLY's IND.

     LILLY, at its discretion, shall have the sole right (and responsibility related thereto) for the manufacture of all material, if any, related to the Product(s) beyond Phase I Clinical Trials. LILLY may appoint any Affiliate or third party to perform all or a portion of such manufacturing activities. Each appointee shall be required to undertake in writing for the benefit of MEGABIOS not to disclose any Manufacturing Information (as defined in Section 4.3) to any third party or to use such Manufacturing Information outside the scope of the license set forth in Section 5.1.


                                  Article III
                                  -----------
                              Funding of Project
                              ------------------

     Section 3.1. Duration and Amount of Funding. LILLY shall provide MEGABIOS
     ------------ ------------------------------
with financial support for the Project for the period commencing on the Effective Date and expiring two years thereafter, unless the Project is terminated early under Article VIII or extended by LILLY under Section 8.3 or by mutual agreement between MEGABIOS and LILLY (the "Funding Term"). During the Funding Term, LILLY shall provide MEGABIOS with financial support for FTEs at a rate of [ * ] per MEGABIOS FTE per Project Year. Furthermore, during the Funding Term, LILLY shall provide funding support of [ * ]. Except for the Funding described herein or as otherwise provided in this Agreement or approved in writing by the Committee, LILLY shall not be responsible for funding any other cost or expense incurred by MEGABIOS for MEGABIOS' effort on the Project.

     Section 3.2. Manner of Payments. LILLY shall pay MEGABIOS all funding
     ------------ -------------------
provided by LILLY during this Project in U.S. Dollars in four (4) quarterly


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

payments during each Project Year. Payment shall be made quarterly (i.e., on or before April 15th, July 15th, October 15th and January 15th of each Project
Year) by wire transfer in immediately available funds to the account designated in writing by MEGABIOS. Unless MEGABIOS and LILLY otherwise agree in writing, the amount of such installment payment shall be the amount budgeted for the upcoming quarter. An initial payment will be made within thirty (30) days of the Effective Date, pro-rated to cover the period ending June 30, 1997. The last payment for the Project shall be pro-rated to the end of the Project.

     Section 3.3. Accounting. MEGABIOS shall maintain complete records in
     ------------ ----------
accordance with GAAP of all monies LILLY pays MEGABIOS for research under the Project and shall, within sixty (60) days after the end of each calendar year during the Project and at the end of the Project, provide LILLY with a report, stating: a) the dollar amount of funds LILLY supplied for that year; b) the research and manufacturing activities on segregated basis conducted during the year which account for such support, including the MEGABIOS FTEs devoted to the Project, using MEGABIOS' standard project accounting procedures; and c) any supporting details as are reasonably required by LILLY. To the extent permitted by law, LILLY shall be entitled to any tax credits due on account of research and development expenses for the funds paid by LILLY. To the extent an average of 1,880 hours per FTE of Project work has not been completed by the MEGABIOS FTEs in Section 3.1, MEGABIOS shall give credit to LILLY at the rate of [ * ] per hour for each hour of shortfall. Such credit shall either be reimbursed to LILLY by wire transfer in a bank account designated by LILLY and/or applied to LILLY's next quarterly minimum payment. Such credit shall be made within thirty
(30) days after the report is due. During the Funding Term and within one (1) year after its termination, LILLY shall not more than once each year have the right at its expense to have MEGABIOS' independent certified accountants inspect and audit MEGABIOS' records and accompanying reports for any of the two preceding years for the purpose of determining the accuracy of the reports and associated costs of the Project.


                                  Article IV
                                  ----------
                              Results of Project
                              ------------------

     Section 4.1. Reports. MEGABIOS and LILLY shall disclose any new Project
     ------------ -------
Information to the Committee reasonably promptly following its discovery, generation, or acquisition. At LILLY's or MEGABIOS' request the disclosing party shall make such Project Information available to the requesting party. Such disclosure may take the form of visits by MEGABIOS or LILLY personnel to the facilities being used for the Project to permit observation of the procedures comprising such Project Information. Those visits will take place at reasonable times and upon reasonable prior notice at the visitor's expense.

     MEGABIOS and LILLY shall submit a detailed written report on the progress of the Project to the Committee within sixty (60) days following each semi-annual period of the term of the Project. Within ninety (90) days after completion of the Project, each party shall provide the Committee with a comprehensive final written report.


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

     Section 4.2.   Project Information; Patentable Inventions.  If a
     ------------   ------------------------------------------
patentable invention is conceived in the course of and within the scope of the Project and is reduced to practice during the Project or within [ * ] after its expiration or termination, such invention shall be deemed Project Information and the party making such invention shall notify the other party of such invention. LILLY and MEGABIOS shall then discuss that invention and the desirability of filing a United States patent application covering the invention, as well as any foreign counterparts. If the parties cannot reach an agreement about the filing of a patent application within ninety (90) days after the notification by the party making such invention to the other party, then the party owning the invention as determined pursuant to the following paragraph shall make the final decision with respect to any such filings. If an invention is owned jointly, the Committee shall be notified of such invention and shall determine: (a) which party shall file and prosecute the application, and (b) how the expenses will be allocated.

     Notwithstanding anything to the contrary in this Agreement, LILLY shall own all Project Information, and any patent applications or patents claiming inventions included in Project Information, that are either: (a) solely related to the BRCA1 Gene or (b) made solely by its employees (except for those inventions solely related to the Delivery Technology). Similarly, MEGABIOS shall own all Project Information, and any patent applications or patents claiming inventions included in Project Information, that are either: (a) solely related to the Delivery Technology or (b) made solely by its employees (except for those inventions solely related to the BRCA1 Gene). Except as otherwise provided in this paragraph, all Project Information, and any patent applications and patents claiming inventions included in Project Information, made jointly by employees of LILLY and employees of MEGABIOS shall be jointly owned by MEGABIOS and LILLY and shall be subject to the licensing provisions set forth in Article V.

     Each party shall bear its own expenses incurred in filing, prosecuting and maintaining its patents and patent applications under this Section, including the expenses of any interference or opposition proceedings in connection with such prosecution.

     Each party shall provide the other party with a copy of any patent application which claims Project Information prior to the first filing of that application for review and comment by the other party. The receiving party shall maintain any such patent application in confidence, pursuant to Section 7.1. The employees of both parties will cooperate in the preparation of all such patent applications, including execution of assignments and other documents, and in the defense of any patents issued on such patent applications. The prosecuting party shall periodically update the other party regarding significant developments concerning the prosecution and maintenance of such applications and patents.

     If a party decides not to file or maintain an application or patent on any invention made solely or jointly by such party claiming Project Information in any country, it shall give the other party reasonable notice to this effect; after that notice, the other party may, at its expense, file or maintain the application or patent and such other party shall own all rights related to such patent or patent applications, including any inventions claimed thereunder. Any assignment under this paragraph may result in the reduction and/or elimination of royalties paid with respect to a particular country to the extent that such assignment results in the


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

assignment of a Valid Claim with respect to such country as described in Sections 6.5 and 6.6.

     Section 4.3.   Manufacturing Technology Transfer.  Except as the Committee
     ------------   ---------------------------------
may otherwise agree in writing, in order to effectuate an orderly transition of the uninterrupted availability of Product to LILLY for purposes contemplated under this Agreement, MEGABIOS, at least ninety (90) days prior to completion of the Project or completion of Phase I Clinical Trials, whichever is earlier, shall transfer to LILLY all information and instructions concerning the manufacturing process and related matters in MEGABIOS' possession which may be necessary for LILLY to manufacture Product (including information regarding obtaining necessary Lipids related thereto) for clinical trials and commercialization as contemplated hereunder including, but not limited to, analytical and manufacturing methods. MEGABIOS shall also provide assistance (in the form of consultation) to LILLY with respect to manufacturing matters for a period of [ * ] months after completion of the initial transfer of information and instructions as provided below. Such transfer and assistance by MEGABIOS will be referred to herein as the "Manufacturing Transfer." All such information, methods and instructions transferred to LILLY under this Section
4.3 shall be referred to herein as the "Manufacturing Information," and shall be maintained in confidence by LILLY pursuant to Section 7.1, except that LILLY's obligation to maintain in confidence such Manufacturing Information shall survive for ten (10) years following expiration or termination of this Agreement. LILLY agrees that it will use all such transferred Manufacturing Information only for the manufacture of the Products and shall not disclose or transfer such Manufacturing Information to any third party manufacturer except as provided in Section 2.10. MEGABIOS shall provide, and bear its costs for, up to [ * ] FTEs for a period of up to [ * ] months [ * ] in aggregate) to accomplish the Manufacturing Transfer. Such FTEs, at LILLY's request, shall include visits to LILLY's facilities by MEGABIOS personnel including up to [ * ] from MEGABIOS' head of manufacturing. MEGABIOS shall furnish any additional reasonable assistance beyond the assistance described above regarding manufacturing matters that LILLY may request and that MEGABIOS is able to provide, for up to [ * ] after the initial transfer of Manufacturing Information, providing that LILLY [ * ] incurred with respect to such additional assistance.

     Section 4.4.   Publications.  LILLY and MEGABIOS agree that, during the
     ------------   ------------
term of the Project and for one (1) year thereafter, neither party shall publish the results of studies carried out under this Agreement without the opportunity for prior review by the other party. During the term of the Project and for one
(1) year thereafter, each party agrees to provide the other party the opportunity to review any proposed abstracts or manuscripts which relate to the Project at least sixty (60) days prior to their intended submission for publication and agrees, upon request, not to submit such an abstract or manuscript for publication until the other party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Upon request, confidential information of the non-disclosing party shall be removed from such proposed publication. During the term of the Project and for one (1) year thereafter, the parties agree that all publications relating to the results of studies carried out under this Agreement shall be submitted for review and approval by the Committee to ensure that, to the extent appropriate, scientific credit is given to researchers at both LILLY and MEGABIOS.


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                   Article V
                                   ---------
                               Commercial Rights
                               -----------------

     Section 5.1. License to LILLY.
     ------------ -----------------

     (a) Subject to the terms and conditions set forth herein, MEGABIOS grants LILLY an exclusive, worldwide license, with the right to sublicense, under MEGABIOS Information, MEGABIOS Patent Rights, and MEGABIOS' interest in the Project Information to discover, develop, make, have made (subject to Section 2.10), import, offer for sale, sell and have sold Products. MEGABIOS hereby retains such rights under the MEGABIOS Information, MEGABIOS Patent Rights and Project Information to discover, develop and make Products as are necessary for it to fulfill its obligations under this Agreement. LILLY's right to develop Products pursuant to the license in this Section 5.1(a) includes the right to adjust or modify one or more components in the Formulation contained therein, as necessary or desirable for the further development or commercialization of such Products (a "Modified Formulation"); provided that any such Modified Formulation shall nevertheless contain at least the BRCA1 Gene and a Lipid.

     (b) Subject to the terms and conditions set forth in this paragraph and the rest of this Agreement, MEGABIOS also grants to LILLY a non-exclusive, worldwide, fully-paid license, with no right to sublicense, under MEGABIOS Information and MEGABIOS' interest in Patent Rights (including, but not limited to, MEGABIOS Patent Rights) and Project Information for LILLY's internal non-commercial research purposes (the "Research License"). Such Research License shall terminate one (1) year after the completion of the Project (including extensions related thereto). Consistent with the terms of the Research License granted herein, LILLY agrees that it shall not use the Research License to commercialize a product except pursuant to a further written agreement which may be negotiated between LILLY and MEGABIOS. If LILLY requests and MEGABIOS agrees to provide materials or assistance for use under the Research License and not in the Project, then LILLY shall reimburse MEGABIOS for its reasonable costs of providing such material or assistance.

     Subject to the confidentiality provisions described herein and any applicable confidentiality provisions set forth in agreements that LILLY may have with third parties, LILLY shall disclose to MEGABIOS, in summary form, technical information, know-how, data, biological materials, chemical substances and all inventions (patentable or unpatentable) generated by LILLY pursuant to the Research License and related to the Delivery Technology ("Research Developments"). All Research Developments shall be owned by and assigned to MEGABIOS and LILLY shall disclose to MEGABIOS any information that was not previously disclosed to MEGABIOS which is reasonably necessary to practice any invention which claims Research Developments. Research Developments owned by MEGABIOS shall be included in the Research License to LILLY.

     (C) LILLY hereby covenants and agrees that it will not practice the MEGABIOS Patent Rights, MEGABIOS Information or Project Information solely owned by MEGABIOS except as licensed in this Section 5.1.

     Section 5.2. License to MEGABIOS. Subject to the terms and conditions set
     ------------ --------------------
forth herein, LILLY grants MEGABIOS:

     (a) During the term of the Project, a non-exclusive, worldwide license, under the LILLY Information, LILLY Patent Rights, and LILLY's interest in Project Information to discover, develop and make Products and otherwise to comply with its obligations under this Agreement; and

     (b) In the event of a "Trigger Event", as defined below in this Section 5.2(b), the licenses granted under Section 5.1 to LILLY shall terminate and MEGABIOS shall have the right to retain from LILLY an exclusive, sublicensable, worldwide license within the Field under LILLY's interest in the Project Information, LILLY Information, and LILLY Patent Rights, to discover, develop, make, have made, import, offer for sale, sell and have sold Products. A "Trigger Event" shall occur upon the occurrence of either of the following events:

          1) the early termination of the Project by LILLY under Article VIII and LILLY's, or LILLY's sublicensee's discontinuation of its research and development, programs with respect to the BRCA1 Gene, including abandoning its BRCA1 program related to [ * ] or

          2) after the conclusion of the Project, LILLY's, or LILLY's sublicensee's discontinuation of its research and development programs with respect to the BRCA1 Gene, including abandoning its BRCA1 program related to [ * ]

     LILLY shall provide written notification to MEGABIOS of the occurrence of a Trigger Event. MEGABIOS shall have ninety (90) days from the receipt of such notification from LILLY to elect to retain the exclusive license referred to above in this Section 5.2(b). Such election shall be made by written notification to LILLY. If MEGABIOS elects to retain such an exclusive license, such license shall be granted upon receipt by LILLY of MEGABIOS' written election to retain such license. Such license shall be subject to the royalty provisions of Section 6.4 together with milestone fees at [ * ] the amounts described in Section 6.2, except that only [ * ] of the royalty rate shall apply under circumstances where LILLY had discontinued development of the Product prior to the initiation of Phase II Clinical Trials with respect to such Product
 .

     MEGABIOS covenants and agrees that it will not practice the LILLY Patent Rights or LILLY Information except as licensed in this Section 5.2.

     Section 5.3. Exclusivity. Except as provided for herein, during the term of
     ------------ ------------
the Project, neither party will participate with or fund any third party in any research and/or development activity within the Field.

     Section 5.4. Acknowledgement by MEGABIOS of Sublicensee Status.
     ------------ --------------------------------------------------
MEGABIOS acknowledges that the license granted to MEGABIOS by LILLY in Section
5.2 includes a limited sublicense of rights from [ * ] MEGABIOS acknowledges receipt of a copy of an Agreement between LILLY and [ * ] and MEGABIOS agrees to be bound by terms of this Agreement to the same extent that LILLY is bound.


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

     MEGABIOS further acknowledges that [ * ] and LILLY own and control certain information about the BRCA1 Gene which will not be shared with MEGABIOS.

     Section 5.5. Acknowledgment by LILLY of Sublicensee Status.  LILLY
     ------------ ----------------------------------------------
acknowledges that the license granted to LILLY by MEGABIOS in Section 5.1 includes a sublicense of the rights from the Regents of the University of California ("UC"). LILLY acknowledges receipt of a copy of that certain License Agreement dated May 9, 1996 between MEGABIOS and UC and LILLY agrees to be bound by the terms of the UC License Agreement to the same extent that MEGABIOS is bound, including provisions related to the reservation of certain rights in the technology licensed thereunder, disclaimers of liability, indemnification of UC by sublicensees, and provisions regarding the right to prosecute, maintain and defend patent rights licensed thereunder. [ * ] Further, LILLY acknowledges and understands that the license granted under Section 5.1 does not include a sublicense of any rights granted to MEGABIOS pursuant to that certain Agreement dated August 25, 1995 between MEGABIOS and Stanford University.


                                  Article VI
                                  ----------

                     Equity Investments and Milestone Fees
                     -------------------------------------

     Section 6.1. Equity Investment.  Until December 31, 1997, MEGABIOS shall
     ------------ ------------------
have the right to require LILLY to purchase shares of MEGABIOS' capital stock in one private transaction for an aggregate purchase price of three million dollars ($3,000,000), subject to the terms of this Section 6.1 and applicable securities laws. Such equity purchase shall be concurrent with the first to occur of an initial public offering ("IPO") or a Qualified Financing (defined below). If MEGABIOS closes an initial public offering of MEGABIOS common stock under the Securities Act of 1933, as amended, prior to such date, then LILLY shall purchase shares of MEGABIOS common stock in a private transaction concurrently with the closing of the IPO at the price at which shares are offered to the public. Such purchase shall be made pursuant to a Stock Purchase Agreement customary under such circumstances.

     Alternatively, MEGABIOS may require LILLY, prior to December 31, 1997, to purchase shares of MEGABIOS capital stock in a private equity financing raising aggregate proceeds to MEGABIOS of at least $6.0 million ("Qualified Financing"). The LILLY purchase shall take place pursuant to terms substantially similar to those set forth in a Stock Purchase Agreement, Amended and Restated Investors Rights Agreement and Fourth Amended and Restated Articles of Megabios Corporation, all of which were furnished to LILLY on April 28, 1997, and May 7, 1997. The price paid by LILLY for such capital stock shall be the same price paid by other investors in such Qualified Financing and shall be set by negotiation between MEGABIOS and such other investors. Any equity investment made under this Section 6.1 shall be subject to applicable regulatory requirements, including, if applicable, the notice provisions of the Hart Scott Rodino Antitrust Improvements


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

Act, and the period for making such investments shall be adjusted as necessary to permit the parties to comply with such regulatory requirements.

     Section 6.2. Milestone Fees.  Upon achievement of the respective milestone
     ------------ ---------------
events listed in paragraphs (a), (b) and (c) below, LILLY shall pay a milestone fee to MEGABIOS as provided below. If MEGABIOS is in material breach of its obligations under this Agreement at the time any such payment is due, LILLY may notify MEGABIOS of such breach in writhing on or prior to such date in lieu of making the payment. Such notice shall cite the breached section(s) of this Agreement and the actions or omissions of MEGABIOS that constitute breach. If and when MEGABIOS reasonably cures such breach, it shall notify LILLY in writing of the cure and the milestone payment shall be due within thirty (30) days of the date of such notice. For avoidance of any doubt, nothing in this paragraph shall be construed as a wavier of any legal and/or equitable remedies available to LILLY as a result of such breach.

     (a)  Ovarian Cancer.  For each Product developed by LILLY for [ * ]
          ---------------
treatment of ovarian cancer LILLY shall pay to MEGABIOS:

          (1)  [ * ]

          (2)  [ * ]

          (3)  [ * ]

          (4)  [ * ]

          (5)  [ * ]


     (b)  Breast Cancer. For each Product developed by LILLY for [ * ]
          --------------
treatment of breast cancer LILLY shall pay to MEGABIOS:

          (1)  [ * ]

          (2)  [ * ]


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

           (3)[ * ]

           (4)[ * ]

     (c) Other Indications. Subject to the last paragraph of this Section
         -----------------
6.2(c), in addition to the milestone fees described above, for each Product developed by LILLY for an indication other than cancers of the ovary or breast [ * ] (the "Other Indications"), LILLY shall pay to MEGABIOS additional milestone fees as follows:

          (1) [ * ]

          (2) [ * ]

     Notwithstanding the foregoing in this Section 6.2, no milestone payment as described hereunder shall be due if such Product[ * ] from a Product for which a milestone payment has previously been made. For purposes of this Section 6.2(c),[ * ] shall mean that [ * ] For avoidance of any doubt, under no circumstance shall any additional milestone fees be due for any Product where milestone fees had been previously paid for such Product irrespective of the number of indications that such Product is ultimately developed or used for nor shall milestone fees be paid with respect to [ * ] provided such development
[ * ] and where such in a Product for which all milestone payments associated with said Product set forth above have been paid.

     (d) If LILLY begins the development of a Product and later ceases development of said Product for any reason including, but not limited to, lack of efficacy, potency or adverse reactions found in the course of human clinical trials or the Product is not registered after the filing of a BLA (or its equivalent in the European Union), then any milestone payment made under this Article with respect to such Product shall be credited against any milestone payments which otherwise would be payable if LILLY elects to develop another Product (including, but not limited to, developing another Product derived from adjusting or modifying a Formulation) for the same indication (i.e., ovarian cancer, breast cancer, prostate cancer, et cetera).

     (e) LILLY shall notify MEGABIOS upon the achievement of each milestone event and make the applicable payment to MEGABIOS within thirty (30) days of the achievement of such event.

     Section 6.3. Royalty Payments To MEGABIOS on Products. In consideration for the licenses granted and the services provided hereunder, with respect to each calendar quarter, LILLY shall pay to MEGABIOS royalties equal to the following
[ * ] Net Sales of all Products on an annual basis: [ * ]

For example if during the fourth calendar quarter of a particular annual year Net Sales were [ * ] which resulted in aggregate Net Sales for such year of [ *] the royalty payment due MEGABIOS for such fourth calendar quarter would equal [ * ] For purpose of this Agreement, annual year shall mean the 12 month period commencing on January 1.

     Section 6.4. Royalty Payments To LILLY on Products. In the event of a Trigger Event and if MEGABIOS elects to retain an exclusive license from LILLY under Section 5.2(b), and MEGABIOS thereafter develops and sells a Product or Product(s), with respect to each calendar quarter, MEGABIOS shall pay to LILLY royalties equal to the following [ * ] Net Sales of Products on an annual basis: [ * ]

Only [ * ] of the royalty rates described above shall apply under circumstances where LILLY has discontinued development of the Product prior to the initiation of Phase II Clinical Trials with respect to such Product.

     Section 6.5. Term of Royalty Payments by LILLY. Running royalties paid by
     -----------  ---------------------------------
LILLY pursuant to Sections 6.3 shall be paid [ * ] from the date of the first commercial sale of each Product [ * ] until the later of (i) the expiration date of the last to expire of any MEGABIOS Patent Rights in that country for which a Valid Claim thereof covers the manufacture, use or sale of the Product or (ii) seven (7) years from the first commercial sale of such Product [ * ] provided that in the [ * ] years under (ii) above running royalties shall be due at [ * ] the percentage rates set forth in Section 6.3. The parties recognize that there may be [ * ] in any given royalty payment period. The parties


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

agree that [ * ] Attached as Appendix III, is an example of how royalties are to be calculated under certain circumstances.

     Section 6.6 Term of Royalty Payments by MEGABIOS. Running royalties paid
     ----------- ------------------------------------
by MEGABIOS pursuant to Section 6.4 shall be paid [ * ] from the date of the first commercial sale of each Product [ * ] until the later of (i) the expiration date of the last to expire of any LILLY Patent Rights in that country for which a Valid Claim thereof covers the manufacture, use or sale of the Product or (ii) seven (7) years from the first commercial sale of such Product [
* ] provided that in the [ * ] years under (ii) above running royalties shall be due at [ * ] the percentage rates set forth in Section 6.3 The parties recognize that there may be [ * ] in any given royalty payment period. The parties agree that [ * ]


     Section 6.7. MEGABIOS Obligations to [ * ]
     ------------ -----------------------------
In the event of a Trigger Event and if MEGABIOS elects to retain an exclusive license from LILLY under Section 5.2(b), and MEGABIOS thereafter develops and sells a Product or Product(s), in addition to the royalties owed to LILLY by MEGABIOS under Section 6.4, MEGABIOS acknowledges its potential obligation to pay a [ * ] royalty to [ * ] on the Net Sales of Products sold by MEGABIOS as consideration for the sublicensed rights acquired from [ * ] through LILLY, as set forth in Section 5.4. At LILLY's option, MEGABIOS shall pay such [ * ] royalty directly to [ * ] or MEGABIOS shall pay such [ * ] royalty to LILLY in addition to the royalty owed to LILLY under Section 6.4 and LILLY shall thereafter be responsible for the royalty payment to [ * ] provided MEGABIOS, in fact, makes and continues to make the payments to LILLY as described herein.

     Section 6.8. Royalty Payment Reports.  Royalty payments under this
     ------------ ------------------------
Agreement shall be made to the receiving party within sixty (60) days following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a statement detailing the Net Sales and royalty calculations on a worldwide, country-by-country and Product-by-Product basis.

     Section 6.9. Records.  Within the term of this Agreement and within one (1)
     ------------ --------
year after its termination, the party receiving the royalty shall not more than once each year have the right to have the royalty payor's independent certified accountant inspect the royalty payer's records for any of the three (3) preceding years for the purpose of determining the accuracy of royalty payments including reviewing gross sales and the deductions described in Section 1.16 of this Agreement. The independent certified accountant shall keep confidential any information obtained during such inspection and shall report to the party receiving the royalty only the information necessary to make an accurate calculation of amounts of royalties due and payable. For avoidance of any doubt, the parties acknowledge that the audit rights described under this Section 6.9 shall not require LILLY to obtain records from its Affiliates other than those records that it regularly receives from such Affiliates, however, the independent certified accountant may inspect the records that LILLY possesses and the records that its Affiliates possess at their respective locations to the extent described in this Section 6.9 of the Agreement. The receiving party shall bear the expenses of such audit, provided that, in the event of material underpayment (in excess of 5%) of any royalties owing hereunder, the paying party shall bear the reasonable expenses of such audit, in addition to reimbursement for such underpayment.

[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

at their respective locations to the extent described in this Section 6.9 of the Agreement. The receiving party shall bear the expenses of such audit, provided that, in the event of material underpayment (in excess of 5%) of any royalties owing hereunder, the paying party shall bear the reasonable expenses of such audit, in addition to reimbursement for such underpayment.

     Section 6.10. Withholding Taxes.  If either party is required by the United
     ------------- -----------------
States government or other authorities to withhold any tax on the amounts payable by that party to the other party under this Agreement, that party shall be allowed to do so, and shall in such case remit royalty payments to the other party net of such withheld amount, provided, that the withholding party furnishes the other party with reasonable evidence of such withholding payment in electronic or written form as soon as practicable after such withholding in order that the other party may use the withholding tax paid as a tax credit.

     Section 6.11. Exchange Rates.  All payments to be made by one party to the
     ------------- --------------
other under this Agreement shall be made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due to the other party shall be made using payor's then current standard exchange rate methodology consistently applied for payor's own internal accounting purposes, which methodology shall be in conformity with generally accepted accounting principles. Attached as Appendix IV is a general description of the exchange rate methodology that is currently employed by LILLY any change to such methodology would be applied to LILLY on a global basis.

                                  Article VII
                                  -----------
                                Confidentiality
                                ---------------

     Section 7.1.  Except as otherwise provided in writing by the parties, both
     ------------
parties shall use their best efforts to retain in confidence and not use, except as provided in this Agreement, all MEGABIOS Information or LILLY Information, as the case may be, disclosed under this Agreement and all Project Information of either party. Such information may, however, be disclosed insofar as such disclosure is necessary (where possible, with adequate safeguards for confidentiality) to allow either party to defend against litigation with a third-party, to file and prosecute patent applications or to comply with governmental regulations, provided neither party shall use the other party's Information (i.e., for MEGABIOS the LILLY Information and Project Information owned solely by LILLY under Section 4.2, and for LILLY the MEGABIOS Information and Project Information owned solely by MEGABIOS under Section 4.2) in any patent application without written approval from the other party.

     This obligation of confidentiality and non-use shall not apply to information which (i) is in the public domain, (ii) comes into the public domain through no fault of the receiving party, (iii) was known by the receiving party prior to disclosure under this Agreement or under the prior confidentiality agreement between LILLY and MEGABIOS, (iv) is disclosed to the receiving party without an obligation of confidentiality by a third party having a lawful right to make the disclosure, or (v) is independently developed by either party outside of the Project and without use of the other party's Information.

     In furtherance of the objectives of the Project and with the approval of the other party, either party may disclose Information of the other party or any Project Information to a third party who has agreed in writing to be bound by the same or similar obligations of confidence set forth in this Section, provided the third party agrees not to use the Information without authorization from the party owning the Information, except that such authorization shall not be required in connection with the exercise of the rights granted under licenses under Sections 5.1 and 5.2. This paragraph shall not apply to MEGABIOS Information transferred to LILLY pursuant to Section 4.3 and disclosed by LILLY to a third party, which such disclosure shall be governed by Section 2.10.

     All obligations of confidentiality and non-use imposed upon the parties under this Agreement shall expire on the later of (i) the date five (5) years from the termination of the Project; or (ii) the expiration of all obligations to pay royalties under Article VI, subject to Section 4.3 (ten (10) years for Manufacturing Information).

     LILLY agrees to mark all LILLY Information provided to MEGABIOS in documentary form as "Confidential". If such LILLY Information is provided to MEGABIOS in oral form, LILLY shall thereafter summarize the disclosure in writing, mark it as "Confidential," and provide a copy to MEGABIOS within thirty
(30) days of the oral disclosure. In the same manner, MEGABIOS agrees to mark all MEGABIOS Information provided to LILLY in documentary form as "Confidential." If such MEGABIOS Information is provided to LILLY in oral form, MEGABIOS shall thereafter summarize the disclosure in writing, mark it "Confidential," and provide a copy to LILLY within thirty (30) days of the oral discussion.

                                 Article VIII
                                 ------------
                             Term and Termination
                             --------------------


     Section 8.1 Term. This Agreement shall become effective on the Effective
     ----------- ----
Date and shall remain in effect until the expiration of all obligations of Confidentiality under Article VII.

     Section 8.2 Term and Extension of Project. Unless terminated early under
     ----------- -----------------------------
this Article VIII or extended by mutual agreement or extended in accordance with
Section 8.3, the obligation to fund and conduct research shall terminate after two (2) years after the Effective Date (the "Initial Term").

     Section 8.3 Project Extension. LILLY, at its sole discretion, may extend
     ----------- -----------------
the Initial Term for an additional term of at least one (1) year but not to exceed two (2) years as it deems appropriate under the same terms and conditions described herein, provided LILLY notifies MEGABIOS of its decision to extend the Project (including the term of such extension) at least ninety (90) days prior to expiration of the Initial Term of the Project. The activities to be undertaken by the parties during any Project extension shall be as agreed by the parties and the Research Plan will be amended to provide for such additional activities.

     Section 8.4. Voluntary Termination of Project. LILLY may voluntarily
     ------------ --------------------------------
terminate the Project at any time after twenty-one (21) months after the Effective Date, upon providing ninety (90) days advance written notice to MEGABIOS of its intention to terminate. In the event that LILLY terminates under this Section 8.4, LILLY's license (including any royalty obligations related thereto) granted under Section 5.1 shall terminate. The rights granted MEGABIOS under Section 5.2 shall survive any voluntary termination of the Project by LILLY under this Section 8.4.

     Section 8.5. Termination for Default. If either party is in material breach
     ------------ -----------------------
of its obligations under this Agreement and fails to remedy that breach within ninety (90) days after the other party sends written notice of the breach (thirty (30) days in the event of failure to pay monies when due) the party not in breach may terminate the Project or this Agreement immediately by giving written notice of the termination. The termination date shall be the date of the notice of termination. If MEGABIOS has defaulted, the licenses to LILLY specified in Section 5.1 shall survive (subject to all payment and other applicable obligations as provided in Section 8.8) and the licenses to MEGABIOS in Section 5.2 shall terminate upon termination for default. If LILLY has defaulted, the licenses to MEGABIOS specified in Section 5.2 shall survive and the licenses to LILLY in Section 5.1 shall terminate upon termination for default.

     Section 8.6. Termination Due to Assignment. In the event MEGABIOS assigns
     ------------ -----------------------------
this Agreement, pursuant to Section 14.6, to an acquiring third-party which is a pharmaceutical or biotechnology company, LILLY may terminate the Project upon thirty (30) days written notice. In the event LILLY terminates the Project under this Section 8.6, LILLY's license under Section 5.1 shall remain in effect and MEGABIOS' license under Section 5.2(b) shall remain in effect.

     Section 8.7. Key Personnel. During the term of the Project, if [ * ]
     ------------ -------------
leaves the employ of MEGABIOS, for any reason, or is otherwise unavailable [ * ] LILLY may voluntarily terminate the Project upon thirty (30) days' written notice to MEGABIOS if within [ * ] following his departure MEGABIOS is unable to select a replacement that is [ * ] If the Project is voluntarily terminated under this Section 8.7, all rights and obligations under this Agreement concerning the making, using or selling of Products already produced during the Project, and any future Products arising therefrom, shall not be affected by the termination of the Project, nor shall MEGABIOS' rights under Section 5.2(b).

     Section 8.8. Residual Rights. Upon expiration or termination of the Project
     ------------ ---------------
or this Agreement, except as provided herein to the contrary, all rights and obligations of the parties shall cease, except as follows:

     a) Obligations to pay royalties and other sums accruing hereunder up to the date of termination;

     b) The right to complete the manufacture and sale of Products, which qualify as "work in process" under generally accepted cost accounting standards or which are in stock at the date of termination, and the obligation to pay royalties on Net Sales of such Products;

[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

     c) The obligation to pay milestones as achieved and royalties with respect to Products;

     d) All provisions regarding confidentiality shall continue in full force and effect;

     e) Obligations for record keeping and accounting reports for so long as Products are sold, plus three (3) years. At such time after termination of this Agreement when sales or other dispositions of Products have ceased, LILLY or MEGABIOS, as the case may be, shall render a final report along with any royalty payment due;

     f)   The parties' rights to inspect books and records as described in
Article VI;

     g)   Obligations of defense and indemnity under Articles XI and XII;

     h) Obligations set forth in Article XI, but only with respect to those causes of action which accrued prior to such termination;

     i) Any cause of action or claim of MEGABIOS or LILLY accrued or to accrue because of any breach or default by the other party hereunder;

     j) All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.


                                  Article IX
                                  ----------
                            Disclosure of Agreement
                            -----------------------

     Section 9.1.  Disclosure of Agreement. Except as provided below, neither
     -----------   -----------------------
MEGABIOS nor LILLY shall release any information to any third party with respect to the terms of this Agreement without the prior written consent of the other, which shall not be unreasonably withheld. This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials, governmental filings, and discussions with public officials, and the media. In connection with the execution of this Agreement, the parties shall mutually agree on the text of a joint press release regarding this Agreement.

     Notwithstanding the terms and provisions of this Article IX, each party shall be allowed to disclose the terms, and provide a copy of this Agreement to its respective tax authorities if so requested. Furthermore, MEGABIOS acknowledges receipt of a redacted copy of the Agreement to Myriad.

     Section 9.2. Releases Required by Law. If either party determines a release
     -----------  -----------------------
of further information is required by law or governmental regulation, it shall notify the other in writing as soon as practical (where possible 30 days) before the time of the proposed release. The notice shall include the exact text of the proposed release and the time and manner of the release.

     At the other party's request, and before the release, the party desiring to release further information and its legal counsel shall consult with the other party on the necessity for the disclosure and the text of the proposed further release. In no event shall a release under this Section 9.2 include further information regarding the existence or terms of this Agreement than is required by law or governmental regulation. Promptly following the Effective Date the parties shall prepare and mutually agree upon a redacted form of this Agreement suitable for LILLY to provide to Myriad, Inc. and for MEGABIOS to file with the Securities and Exchange Commission pursuant to federal securities laws. Once a redacted version of the Agreement has been made publicly available, each party shall be free to disclose any information that is not redacted in such agreement without the consent of the other party.

     Section 9.3.  Other Releases. Notwithstanding these restrictions, LILLY
     ------------  --------------
recognizes MEGABIOS may need to disclose the terms of this Agreement to its attorneys, bankers and their attorneys, accountants, and other MEGABOIS business associates. LILLY hereby consents to such disclosures in accordance with this
Section 9.3. Furthermore, LILLY recognizes that MEGABIOS may need to disclose previously undisclosed terms of this Agreement to prospective (sub) licensees or other parties to commercial transactions. LILLY shall respond promptly to requests from MEGABIOS to make such disclosures and shall not unreasonably withhold its authorization. Any such disclosure under this Section 9.3 shall include an obligation on the party receiving any confidential information to maintain the same in confidence.


                                   Article X
                                   ---------
                Representations, Warranties and Acknowledgments
                -----------------------------------------------

     Section 10.1.  Warranty of Title. MEGABIOS hereby warrants that it has the
     -------------  -----------------
unencumbered right to enter into this Agreement and to grant the license(s) contained herein. LILLY hereby warrants that it has the unencumbered right to enter into this Agreement and to grant the license(s) contained herein.

     Section 10.2.  Patents, Prior Art. Each party to this Agreement represents
     -------------  ------------------
and warrants that to the best of its knowledge, it has sufficient legal and/or beneficial title, ownership or license rights under its intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted under the Project contemplated herein. Each party is not aware of any communications alleging that it has violated or, by conducting its business as currently proposed under the Project contemplated herein, would violate any of the intellectual property rights of any other person or entity relating to the research to be carried out under the Agreement. To the best of each party's knowledge, there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights by any third party. As used herein, the term "intellectual property rights" means all patent rights, copyrights, trademarks, trade secret rights, chemical and biological material rights, and know-how rights necessary or useful to make, use or sell any Products.

     Section 10.3.  Employee Obligations. MEGABIOS represents and warrants that
     -------------  --------------------
all of its employees, officers, and consultants have executed agreements requiring assignment to MEGABIOS of all inventions made during the course of and as the result of their association with MEGABIOS and obligating the individual to maintain as confidential MEGABIOS' confidential information as well as confidential information of a third party which MEGABIOS may receive.

     LILLY represents and warrants that all of its consultants have executed agreements requiring assignment to LILLY of all inventions made during the course of and as the result of their association with LILLY and obligating the individual to maintain as confidential LILLY's confidential information as well as confidential information of a third party which LILLY may receive.

     LILLY also represents and warrants that all of its employees and officers are under a legal obligation of assignment to LILLY of all inventions made during the course of and as the result of their association with LILLY and obligating the individual to maintain as confidential LILLY's confidential information as well as confidential information of a third party which LILLY may receive.

     Section 10.4. Acknowledgment of Other Research. MEGABIOS acknowledges and
     ------------- ---------------------------------
agrees that LILLY has substantial existing technology relating to other types of compounds that may or may not be reactive with the BRCA1 Gene and that LILLY, subject to Section 5.3, will continue to: a) maintain an ongoing independent research effort in those other areas; b) contract with other parties for technology and biological materials; and c) develop drugs useful in treating disease states relating to the BRCA1 Gene. LILLY acknowledges and agrees that MEGABIOS has substantial technology relating to non-viral gene delivery systems that may or may not be useful with genes other that BRCA1 and that MEGABIOS, subject to Section 5.3, will continue to: a) maintain ongoing research and development efforts in those areas independently and in collaboration with third parties; and b) develop products incorporating genes other than BRCA1 for use in any disease state, including potentially disease states relating to the BRCA1 gene.
                                  Article XI
                                  ----------
                     Infringement of Third Party's Rights
                     ------------------------------------

     Section 11.1. Third Party Intellectual Property.
     ------------- ---------------------------------

     (a) During the Project term, MEGABIOS and LILLY shall each promptly notify each other of any and all third party technology, patents or information which either may be valuable in connection with the Project or which may be infringed by either party by the conduct of the Project or the use of MEGABIOS Information, LILLY Information, LILLY Patent Rights, MEGABIOS Patent Rights, or Project Information in the Project. LILLY and MEGABIOS shall decide if such rights or technology should be acquired in connection with the Project and, if so, whether by MEGABIOS, LILLY or both, and how the cost of acquiring such technology should be borne by the parties.

     (b) If third party patent or other proprietary rights are infringed or misappropriated by the practice of the inventions claimed in the MEGABIOS Patent Rights or the use of MEGABIOS Information or Project Information owned solely by MEGABIOS, in the Field, and if LILLY acquires the rights necessary to practice such technology in the Field, then LILLY may offset payments made in consideration for such rights against royalties due to MEGABIOS pursuant to
Section 11.3.

     If the parties agree to acquire such technology as part of the Project, such technology or rights shall become part of the acquiring party's Information or Patent Rights, whichever is appropriate, or, if jointly acquired, part of the Project Information. If the parties do not agree on how to allocate the costs or whether to acquire such technology or rights, either party may acquire such technology or rights at its own expense and such technology or rights shall not become part of the Information or Patent Rights of such party, or of the Project Information.

     Section 11.2. Litigation. If a third party asserts that a patent or other
     ------------- -----------
right owned by it is infringed or misappropriated by the practice of the inventions claimed in the MEGABIOS Patent Rights or the use of MEGABIOS Information or Project Information owned solely by MEGABIOS, in the Field, and such assertion results in a claim against LILLY, the party to this Agreement first having notice of that claim shall promptly notify the other party in writing. The notice shall set forth the facts of the claim in reasonable detail
 . MEGABIOS shall have the primary right, but not the obligation, to defend against such claim. LILLY shall cooperate with MEGABIOS at MEGABIOS' request and expense in such defense and shall have the right to be represented by counsel of its own choice and at LILLY's expense. IF MEGABIOS shall fail to defend against such claim within a period of one hundred twenty (120) days after receiving written notice from LILLY or otherwise of such claim, LILLY shall have the right to so defend by counsel of LILLY's own choice and MEGABIOS shall have the right, at its own expense, to be represented by counsel of its own choice.

     Section 11.3. Royalty Reduction. If, as a result of acquisition of third
     ------------- ------------------
party technology or rights under Section 11.1(b) or litigation (including settlement thereof) under Section 11.2, LILLY is required to pay a third party a royalty or make any payment of any kind as compensation for such rights, in a particular country, then LILLY may deduct, from the amount of royalties owed to MEGABIOS in connection with Net Sales in such country [ * ] of the amount of the third party royalty or such other amount, including any initial payment, if any, payable to the third party, up to, but no more than, [ * ] of the amounts otherwise payable to MEGABIOS in connection with Net Sales in such country, however the royalty payable to MEGABIOS shall not be less than [ * ]

     Section 11.4. Third Party Infringement. If any patent in the MEGABIOS
     ------------- -------------------------
Patent Rights in the Field is infringed by a third party, the party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail. MEGABIOS shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of the MEGABIOS Patent Rights, by counsel of its own choice, and LILLY shall have the right, at its own expense, to be represented in that action by counsel of its own choice. IF MEGABIOS fails to bring an action or proceeding within a period of one hundred twenty (120) days after receiving written notice from LILLY or otherwise having knowledge of that infringement, LILLY shall have the right to bring and control any such action by counsel of its own choice, and MEGABIOS shall have the right to be represented in any such action by counsel of its own choice at its own expense.


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

     If one party brings any such action or proceeding, the second party agrees to be joined as a party plaintiff and to give the first party reasonable assistance and authority to file and prosecute the suit. The costs and expenses (including reasonable attorney's fees) of all suits brought by MEGABIOS or LILLY under this Section shall be reimbursed on a pro-rata basis to both parties out of any damages or other monetary awards recovered therein in favor of MEGABIOS and/or LILLY. Any remaining damages shall split [ * ] to the party initiating and prosecuting the action to completion and [ * ] to the other party.

     No settlement or consent judgment or other voluntary final disposition of a suit under this Section may be entered into without the joint consent of MEGABIOS and LILLY (which consent shall not be withheld unreasonably).

     Notwithstanding anything to the contrary herein, this Section 11.4 shall not apply to the extent it is inconsistent with the License Agreement dated May 9, 1996 between MEGABIOS and UC.

     Section 11.5.  Warranty and Indemnification. MEGABIOS shall defend,
     -------------  ----------------------------
indemnify and hold harmless LILLY against any direct loss or injury by reason of any third party action in which it is determined or alleged that LILLY's practice of the inventions claimed in the MEGABIOS Patent Rights, or the use of MEGABIOS Information, or Project Information generated or developed by MEGABIOS, in the Field misappropriates that third party's rights arising out of any contractual obligation on the part of MEGABIOS to such third party. If MEGABIOS is required to pay any such third party a royalty or make any payment of any kind for LILLY's right to use MEGABIOS Patent Rights, MEGABIOS Information, or Project Information in the Field, in a particular country, MEGABIOS shall be solely responsible for the payment of such royalty or other payment.

     In the event that LILLY is seeking indemnification under this Section 11.5, it shall inform MEGABIOS of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit MEGABIOS to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration to be paid by or on behalf of MEGABIOS), and shall cooperate as requested (at the expense of MEGABIOS) in the defense of the claim. LILLY may elect at any time to acquire the third party rights and offset payments due to the third party for such rights against royalties due to MEGABIOS pursuant to Sections 11.1 and 11.3, in lieu of the indemnification provided for in this Section 11.5.

     If, prior to or during the pendency of any action described in the first paragraph of this Section 11.5 LILLY reasonably believes the indemnification provided by MEGABIOS under this Section 11.5 is inadequate due to bankruptcy, insolvency or otherwise, LILLY may withhold payment to MEGABIOS of [ * ] of royalties owed to MEGABIOS in connection with Net Sales in the country(ies) where such third party claims misappropriated rights. Such royalties shall be paid to MEGABIOS upon conclusion of such action, or offset against any outstanding obligation of MEGABIOS to indemnify LILLY, at LILLY's election.


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                  Article XII
                                  -----------
                                Indemnification
                                ---------------

     Section 12.1.  Product Liability Indemnification.  LILLY hereby agrees to
     -------------  ---------------------------------
defend, indemnify and hold MEGABIOS and its agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees, other than claims for infringement as provided in Section 11.2, claims as described in
Section 12.2 or otherwise due to MEGABIOS' negligence, resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or Products by LILLY, its Affiliates, agents or sublicensees.

     In the event that MEGABIOS is seeking indemnification under this Section 12.1, it shall inform LILLY of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit LILLY to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of LILLY) in the defense of the claim.

     Section 12.2.  Indemnification of LILLY.  MEGABIOS hereby agrees to defend,
     -------------  ------------------------
indemnify and hold LILLY and its agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees resulting directly or indirectly from negligence by MEGABIOS, its employees or agents in the conduct of preclinical toxicology studies pertaining to Products.

     In the event that LILLY is seeking indemnification under this Section 12.2, it shall inform MEGABIOS of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit MEGABIOS to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of MEGABIOS) in the defense of the claim.


                                 Article XIII
                                 ------------
                              Government Control
                              ------------------

     Section 13.1.  Authority.  This Agreement is made subject to any
     -------------  ---------
restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to MEGABIOS or LILLY from time to time by the government of the United States of America.



                                  Article XIV
                                  -----------
                           Miscellaneous Provisions
                           ------------------------

     Section 14.1.  No Agency.  It is understood and agreed that MEGABIOS shall
     -------------  ---------
have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either LILLY or MEGABIOS to act as agent for the other. Members of the Committee shall be, and shall remain, employees of MEGABIOS or LILLY, as the case may be. LILLY shall not incur any liability for any act or failure to act by employees of MEGABIOS, including members of the Committee who are employees of MEGABIOS. MEGABIOS shall not incur any liability for any act or failure to act by employees of LILLY, including members of the Committee who are employees of LILLY.


     Section 14.2.  Force Majeure. Both parties to the Agreement shall be
     -------------  -------------
excused from the performance of their obligations under this Agreement if such performance is prevented by Force Majeure and the nonperforming party promptly provides notice of the prevention to the other party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming party takes reasonable efforts to remove the condition.

     For purposes of this Agreement, Force Majeure shall include conditions beyond the control of the parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carries, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

     Section 14.3.  Amendment. This Agreement may not be amended, supplemented,
      ------------  ---------
or otherwise modified except by an instrument in writing signed by both parties.

     Section 14.4.  Notices. Any notice required or permitted to be given under
     -------------  -------
this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid. Unless otherwise specified in writing, the mailing addresses of the parties shall be as described below.

For MEGABIOS:       Megabios Corp.
                    863A Mitten Road
                    Burlingame, California 94010

                    Attention:  Chief Executive Officer

For LILLY:          Eli Lilly and Company
                    Lilly Corporation Center
                    Indianapolis, Indiana 46285

                    Attention:  Vice President, Oncology Discovery and
                                Clinical Development Research

                    Copy to:  General Counsel


     Section 14.5.  Governing Law.  This Agreement shall be governed by, and
     -------------  -------------
construed in accordance with, the laws of the State of Indiana, excluding any choice of law rules which may direct the application of the law of any other jurisdiction. Questions effecting the construction and effect of any Patent Rights shall be determined by the laws of the country in which the Patent Right has been applied for and granted.

     Section 14.6.  Assignment.  Neither party may assign its rights and
     -------------  ----------
obligations under this Agreement without the prior written consent of the other, except a party may make such an assignment without the other party's consent in connection with any merger, reorganization or sale of all or substantially all of its assets to which this Agreement relates. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

     Section 14.7.  Consents Not Unreasonably Withheld.  Whenever provision is
     -------------  ----------------------------------
made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

     Section 14.8.  No Strict Construction.  This Agreement has been prepared
     -------------  ----------------------
jointly and shall not be strictly construed against either party.

     Section 14.9.  Headings.  The captions or headings of the Sections or other
     -------------  --------
subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

     Section 14.10.  Severance of Clauses/Insolvency.  Each party agrees that
     --------------  ------------------------------
should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect. In addition the parties hereto intend that the Agreement shall not be deemed an executory contract under the Bankruptcy/Insolvency laws of the United States.

     Section 14.11.  No Waiver.  The waiver of a breach hereunder may be
     --------------  ---------
effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

     Section 14.12.  Limitation of Liability.  No party shall be liable to
     --------------  -----------------------
another for indirect, incidental, consequential or special damages, including but not limited to lost profits, arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages. Nothing in this Section is intended to limit or restrict the indemnification rights or other obligations hereunder of any party.

     Section 14.13.  Entire Agreement.  The Agreement institutes the entire
     --------------  ----------------
agreement of the parties relating to the subject matter, and may not be amended, modified or canceled except by written instrument executed by both MEGABIOS and LILLY.

     Section 14.14. Counterparts.  This Agreement has been executed in two (2)
     -------------- ------------
counterparts, all of which shall constitute and original, but which together shall constitute are and the same instrument.

     IN WITNESS WHEREOF, the parties by their respective authorized officers, have executed this Agreement.

MEGABIOS CORP.                           ELI LILLY AND COMPANY


By: /s/ Benjamin F.McGraw III            By: /s/ August M. Watanabe
   ---------------------------              -------------------------
        Benjamin F.McGraw III                    August M. Watanabe
        Title: President and CEO                 Title: Executive Vice President

Date: 23 May 1997                        Date: May 23, 1997

                                  APPENDIX I


Potentially relevant Megabios Patent Rights existing as of the Effective Date include the following U.S. patent applications, related U.S. applications, and foreign counterparts.



Title               Serial Number       Status

[ * ]


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                  APPENDIX II


                      MANUFACTURING REQUIREMENTS DOCUMENT
             ELI LILLY AND COMPANY/MEGABIOS PHARMACEUTICALS, INC.


1.0  INTRODUCTION

     The Manufacturing Requirements Document (MRD) shall be a manual containing certain specifications, procedures, assay methods and personnel contacts relating to the manufacturing and supplying of Product (Attachment __) by MEGABIOS CORP. (MEGABIOS) to Eli Lilly and Company (LILLY). The following elements of an MRD (Section 3.0 below) will be developed and understood by both MEGABIOS and LILLY prior to the first manufacture of Phase I Clinical
                                          -------------------------------------
     Trial material.
     --------------

2.0  ADMINISTRATION

     The MRD will be considered a "living document". Sections of the MRD may be added, deleted, or otherwise modified from time to time through the issuance of a revised section incorporating the modification and stating the effective date of the modification. Initial development, as well as periodic review and revision, should be coordinated by one LILLY representative and one MEGABIOS representative, yet to be determined. Each revision shall be signed on behalf of LILLY and MEGABIOS by their respective representatives, or by an authorized representative of equal or greater management level.

3.0  MANUFACTURING REQUIREMENTS DOCUMENT ELEMENTS

     MEGABIOS and LILLY will mutually agree on responsibilities and procedures for the following:

     3.1  QUALITY ASSURANCE/REGULATORY REQUIREMENT

          3.1.0   Product Specifications
          3.1.1   Incoming Component Inspections/Testing
          3.1.2   Stability
          3.1.3   Batch Documentation and Quality Records
          3.1.4   Change Control
          3.1.5   Reserve Samples
          3.1.6   Material Storage/Control/Accountability
          3.1.7   Laboratory Analysis
          3.1.8   Regulatory Responsibility
          3.1.9   Batch Release Responsibility

     3.2  SHIPMENT OF FINISHED GOODS

          3.2.1  Packaging, Labeling
          3.2.2  Transportation
          3.3.3  Warehousing

     3.3  KEY CONTACTS

          3.3.1  Key Contact List

Example 2
---------

1. Assume two Products are marketed by Lilly, one in ovarian cancer ("Product O"), one in breast cancer ("Product B"). Assume also that the calculation relates to the [ * ] year of commercial sale of each Product. Assume further that [ * ]

2. Calculate annual worldwide Net Sales for Product O, calculate annual worldwide Net Sales for Product B. Assume that worldwide Net Sales of Product O were $250 million, and worldwide Net Sales of Product B were $800 million.

3. Add together Net Sales for Product O and Net Sales of Product B to calculate aggregate worldwide Product Net Sales ("Annual Net Sales"). In this case, Annual Net Sales = $1050 million.

4.[ * ]

5. Determine aggregate royalty amounts due for the entire year as follows, [ * ] In this instance, Lilly would owe:

     (i)   [ * ]
     (ii)  [ * ]
     (iii) [ * ]

Accordingly, Lilly would owe to Megabios for the year a total of [ * ] on aggregate worldwide Annual Net Sales of $1050 million during the [ * ] year of commercial sale of the Products.

Example 3
---------

1. Assume one Product is marketed by Lilly, and that it was launched on a worldwide basis [ * ]


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

2. [ * ] Assume Net Sales are reported on a monthly basis. Assume that worldwide Net Sales of the Product in January were $45 million, in February were $50 million and in March were $55 million. [ * ]

3. [ * ] Assume that worldwide Net Sales of the Product for April through December are $450 million. [ * ]

4. Determine aggregate royalty amounts due for the entire year as follows, [ * ] In this instance, Lilly would owe:

     (i) [ * ]

Accordingly, Lilly would owe to Megabios for the year a total of [ * ] on aggregate worldwide Annual Net Sales of $600 million during the [ * ] of commercial sale of the Product, where [ * ]

NOTE : MORE COMPLEXITY WOULD BE INTRODUCED WHERE THE PRODUCTS ARE APPROVED IN DIFFERENT YEARS, AND, IN ADDITION, WHERE THE WORLDWIDE ROLL-OUT HAPPENS OVER SEVERAL YEARS, RESULTING IN THE "FIRST YEAR FROM COMMERCIAL SALE" VARYING ON A PRODUCT-BY PRODUCT [ * ] THE SAME LOGIC OF ALLOCATING NET SALES,
HOWEVER, WOULD APPLY, DEPENDING UPON [ * ]


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                 Appendix III
                         MEGABIOS/LILLY ROYALTY SCHEME

Royalty Rates

[ * ]

Procedure:

Example 1
---------

1. Assume two Products are marketed by Lilly, one in ovarian cancer ("Product O"), one in breast cancer ("Product B"). Assume further that the calculation relates to the second year of commercial sale of each Product [ * ]

2. Calculate annual worldwide Net Sales for Product O, calculate annual worldwide Net Sales for Product B. Assume that worldwide Net Sales of Product O were $250 million, and worldwide Net Sales of Product B were $800 million.

3. Add together Net Sales for Product O and Net Sales of Product B to calculate aggregate worldwide Product Net Sales ("Annual Net Sales"). In this case, Annual Net Sales = $1050 million.

4.   Determine marginal royalty rates. In this instance, Lilly would owe:

          (i)  [ * ]


Accordingly, Lilly would owe to Megabios for such year a total of [ * ] on the Annual Net Sales of $1050 million.


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                  Appendix IV

            METHODOLOGY FOR CONVERTING FOREIGN SALES TO US DOLLARS
            ------------------------------------------------------

The following is a description of how Eli Lilly and Company converts sales in foreign countries to US dollars for external reporting:

Sales are transmitted directly to our corporate headquarters at the end of every month. Our sales in several countries are made in US dollars, but most are made in local currency. These sales are converted to US dollars [ * ]


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.